Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

SIYATA PTT

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A ordinary shares, par value $0.0001 per share	(1)	Other	6,112,327	$8.00	$48,898,616.00	0.0001381	$6,752.90

Total Offering Amounts:							$48,898,616.00		6,752.90
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$6,752.90

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Offering Note(s)

(1)	Represents Class A ordinary shares, par value $0.0001 per share (“Class A Shares”), of the Company, which consists of (i) 5,663,010 Class A Shares held by selling shareholders named in the prospectus, (ii) 189,000 Class A Shares issuable to certain service providers upon the effectiveness of the registration statement of which this prospectus is a part, and (iii) up to 260,317 Class A Shares issuable upon exercise of advisory warrants held by Digital Offering LLC.

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on the bona fide estimate of the maximum proposed offering price. No public trading market currently exists for the Class A Shares. The price of $8.00 per share represents the fixed conversion price of the Company’s outstanding convertible promissory notes and is used as a bona fide estimate of the maximum offering price per share.

Pursuant to Rule 416 under the Securities Act, the Company is also registering an indeterminate number of additional Class A Shares as may become issuable by reason of any stock dividends, stock splits, recapitalizations, or other similar transactions. No separate registration fee is payable pursuant to Rule 457(i) under the Securities Act.